News Release - May 3, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM REPORTS FIRST QUARTER 2005 RESULTS

Bakersfield, CA - May 3, 2005 - Berry Petroleum Company (NYSE:BRY) announced net income of $22.5 million, or $1.00 per diluted share for the first quarter of 2005, up 116% from net income of $10.4 million, or $.47 per diluted share in the first quarter of 2004. Revenues rose to a record $88 million in the quarter, up 54% from $57.3 million in the first quarter of 2004. The Company's average daily production of 22,047 barrels of oil equivalent (BOE) increased by 14% over a year ago and the average realized sales price of $37.81 per BOE was up 48% from the $25.58 per BOE achieved in the first quarter of 2004, according to Robert F. Heinemann, president and chief executive officer.

Mr. Heinemann continued, "Berry reported another excellent quarter of earnings. We continue our strategy of growing production and reserves from existing assets through development, while seeking acquisitions with significant upside potential. In the first quarter, we drilled 35 development wells, performed 19 workovers, and completed the purchase of our first Mid-Continent asset in Yuma County, Colorado in late January. With this acquisition, Berry achieved a record 22,047 BOE per day production, up 3% from our 2004 fourth quarter production of 21,410 BOE per day. Reported production was negatively impacted by approximately 450 BOE per day due to the conversion of a royalty interest into a working interest on one of our California properties in December 2004. Natural gas production averaged 17 million cubic feet (MMcf) per day in the first quarter of 2005, mostly due to our Yuma County Niobrara gas production, which brings our production mix to 87% oil and 13% gas. This asset is a great fit for Berry as it offers long-lived, proved reserves, enhances our development drilling inventory with low geologic risk, and provides opportunities to increase our asset position in the region. We have drilled five new gas wells to-date in Yuma County, have 80 wells permitted and plan to drill at least 60 wells in 2005.

"Our assets in California, the Rockies and Mid-Continent are all performing well and we are excited about our appraisal drilling planned for the summer of 2005. This program includes drilling our Green River oil prospects at Lake Canyon, drilling our Ferron gas wells at Coyote Flats and expanding our diatomite pilot at North Midway Sunset. We have started the appraisal drilling of our Tri-State acreage, located adjacent to the Yuma County Niobrara asset. The first well in Sherman County, Kansas was drilled and is being tested and evaluated. Our partner will drill the first horizontal well on the Tri-State acreage in May. While Berry is not immune to the well permitting and rig availability challenges experienced by several producers in the Rockies, we look forward to facing the challenges of our production goals for this year", Heinemann said.

The Company's operating costs in the first quarter of 2005 were up 6% on a per BOE basis to $11.80 from $11.09 in the fourth quarter of 2004, due to higher severance taxes and higher well servicing costs. The Company anticipates operating costs to average between $11.75 and $12.75 per BOE for all of 2005. In the first quarter, the Company had a $2 million charge from two dry holes, one at the Midway-Sunset field in California and one at the Coyote Flats prospect in Utah.

Ralph J. Goehring, executive vice president and chief financial officer said, "Berry's performance in the first quarter was excellent and reflects a continued improvement in the price of crude oil. We believe our cash from operations for 2005 will well exceed our projected capital expenditures of $107 million. Our long-term debt increased in the first quarter to $138 million as we closed on the Niobrara gas assets ($105 million purchase price) and the Tri-State acreage ($5 million purchase price). Our financial position remains very strong and we expect to put our cash to work where we can generate excellent returns to our shareholders. In 2004 we achieved an excellent 26% return on capital employed and will attempt to surpass that in 2005. Our excess cash is first earmarked for acquisition opportunities and second for debt reduction. We have in place for 2005 an attractive sales agreement for our California heavy crude. The Company has approximately 7,750 barrels per day hedged for calendar 2005 at approximately WTI NYMEX $40.75 per barrel. In the first quarter we added hedges on 2,000 barrels per day for the first nine months of 2006 at an average WTI price of $47.00. The Company's hedge position can be viewed at: www.bry.com/index.php?page=hedging."

Regional Activity Update
Excluding future acquisitions, the Company plans to spend approximately $107 million in 2005 on drilling 177 net wells and performing 92 workovers. In the first quarter of 2005, the Company spent $15.7 million on capital expenditures and intends to fund 100% of its capital program out of internally generated cash flow. Continuing areas of focus in 2005 will be:

*California production - The Company drilled 17 wells in California in the first quarter of 2005, and has completed all of the eight planned infill horizontal wells at Midway-Sunset. Other California drilling will include expanding the thermal development of the Poso Creek field, where production has reached over 500 BOE per day, and at the Company's diatomite exploitation at North Midway-Sunset where production has ramped up to 100 BOE per day.

*Rockies & Mid-Continent production - In 2005 the Company will continue to develop the Brundage Canyon asset on 80-acre spacing, test the potential of 40-acre infill drilling and appraise the northern and southern limits of the field. On the recently acquired Yuma County Niobrara gas assets, the Company has drilled five wells and plans to drill approximately 60 wells as part of its ongoing development program and to begin the 40-acre infill program on the existing 80-acre development.

*Rockies & Mid-Continent prospects - The Company has two Green River oil wells permitted for May 2005 drilling at its Lake Canyon acreage. These initial drill sites will be approximately three miles west of the Company's Brundage Canyon field. Berry will participate in the acquisition of 50 square miles of 3D seismic at Lake Canyon this summer. This seismic will aid in determining the location for the drilling of the first deep Mesaverde natural gas test well in Lake Canyon scheduled for late 2005.

In summer 2005 the Company intends to drill an offset well at Coyote Flats (45 miles southwest of Brundage Canyon) about one mile from the Scofield-Thorpe gas discovery well drilled in 2002 to a depth of 6,800 feet in the Ferron sands. The discovery well tested for 30 days with a peak rate of 1.1 MMcf per day. Successful completion of this offset well will allow the Company to begin designing new infrastructure in the area.The Company will participate in the drilling of the first horizontal well in the Niobrara gas formation later this month at the recently acquired Tri-State acreage in Colorado, Nebraska and Kansas. Berry also plans to participate in the acquisition of approximately 530 miles of 2D seismic in this region beginning in the second quarter of 2005.

Teleconference Call
A conference call will be held Tuesday, May 3, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-866-800-8651 to participate, using passcode 75154868. International callers may dial 617-614-2704. For a digital replay available until May 17, 2005, dial 1-888-286-8010 (passcode 82298538). Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe Harbor
"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in commodity prices for oil, gas and electricity; exploration, drilling, development and operating risks; a limited marketplace for electricity sales within California, counterparty risk; acquisition risks; competition, environmental risks, litigation uncertainties; the availability of drilling rigs and other support services, pipeline capacity restraints, legislative and/or judicial decisions and other government or Tribal regulations.

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	3/31/2005	3/31/2004
Revenues
Sales of oil and gas	$75,391	$45,205
Sales of electricity	12,456	11,934
Interest and other income, net	148	203
Total	87,995	57,342
Expenses
Operating costs - oil gas production	23,407	16,782
Operating costs - electricity generation	13,358	12,403
Exploration costs	561	-
Depreciation, depletion & amortization - oil & gas	8,527	6,354
Depreciation, depletion & amortization - electricity	772	855
General and administrative	4,820	7,344
Dry hole, abandonment & impairment	2,021	-
Interest	1,162	531
Total	54,628	44,269

Income before income taxes	33,367	13,073
Provision for income taxes	10,862	2,709

Net income	$22,505	$10,364

Basic net income per share	$1.02	$ .48
Diluted net income per share	$1.00	$ .47
Cash dividends per share	$.12	$ .11

Weighted average capital stock outstanding:
Basic	21,981	21,817
Diluted	22,470	22,083

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	3/31/2005	12/31/2004
Assets
Current assets	$ 84,481	$ 61,001
Properties, buildings & equipment, net	462,407	338,706
Other assets & deposits	5,909	12,397
	$552,797	$412,104
Liabilities & Shareholders' Equity
Current liabilities	$ 85,628	$ 64,841
Deferred income taxes	51,783	47,963
Long-term debt	138,000	28,000
Other long-term liabilities	12,139	8,214
Shareholders' equity	265,247	263,086
	$552,797	$412,104

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months Ended
	3/31/2005	3/31/2004
Cash flows from operating activities:
Net income	$22,505	$10,364
Depreciation, depletion & amortization (DD&A)	9,299	7,209
Abandonment costs	(213)	(105)
Deferred income taxes	5,042	2,270
Deferred stock-based compensation expense	376	3,240
Other, net	89	147
Net changes in operating assets and liabilities	(17,846)	(3,559)

Net cash provided by operating activities	19,252	19,566

Net cash used in investing activities	(125,150)	(18,440)
Net cash provided by (used in) financing activities	107,358	(2,401)

Net (decrease) increase in cash and cash equivalents	1,460	(1,275)

Cash and cash equivalents at beginning of year	16,690	10,658

Cash and cash equivalents at end of period	$18,150	$9,383

COMPARATIVE OPERATING STATISTICS
in thousands (except Per BOE data)
	(unaudited)
	Three Months Ended
	3/31/2005	3/31/2004	Change
Oil and gas:
Net production-BOE per day	22,047	19,395	+14%
Per BOE:
Average sales price before hedging	$40.89	$28.26	+45%
Average sales price after hedging	37.81	25.58	+48%

Operating costs	11.80	9.51	+24%
DD & A	4.30	3.60	+19%
General & administrative expenses	2.43	4.16	-42%
Interest expense	$ .59	$ .30	+97%

Electricity:
Electric power produced - Megawatt hours/day	2,117	2,167	-2%
Electric power sold - Megawatt hours/day	1,918	1,956	-2%
Average sales price - $/MWh	$68.87	$67.05	+3%
Fuel gas cost - $/MMBtu	$ 5.74	$ 5.09	+13%

 # # #